EXHIBIT 10.6
FIRST AMENDED AND RESTATED PROMISSORY NOTE
06-118

$8,320,000.00	Dated:	December 29, 2006
	Maturity Date:	June 30, 2008
Indianapolis, Indiana
     FOR VALUE. RECEIVED, Heritage-Crystal Clean, LLC (“Borrower”) hereby promises to pay to the order of Asphalt Refining Company (“Lender”) the principal sum of Eight Million Three Hundred Twenty Thousand United States Dollars ($8,320,000) or so much thereof which is advanced (each individually, an “Advance”) to Borrower and is outstanding as evidenced by the records of Lender, together with accrued interest on the unpaid principal balance at the rate of interest and in the manner set forth herein.
     1. Interest. Interest for each Advance shall accrue at a per annum rate equal to the rate of interest announced from time to time by National City Bank as its “Prime Rate”, plus Two and one- half Percent (2.5%). The books and records of Lender shall be conclusive and binding on Borrower, absent manifest error, for the purpose of determining the rate of interest for any particular Advance. interest for any Advance shall be calculated on the basis of a Three Hundred Sixty (360) day year and paid for actual days elapsed.
     2. Maturity. All Advances, together with any and all accrued and unpaid interest, must be repaid by June 30, 2008.
     3. Prepayment. Advances may be repaid by Borrower at any time without penalty.
     4. Required Payments. Accrued interest on each Advance shall be due and payable on the first (1st) day of each calendar month during the term of this note. A final installment, representing the entire unpaid principal balance of this note and all accrued and unpaid interest thereon, shall be due and payable on June 30, 2008.
     5. Covenants. Borrower covenants and agrees that while this note is in effect, Borrower shall not, without the prior written consent of Lender:
          (a) Off Balance Sheet Liabilities. Incur any Off Balance Sheet Liabilities in excess of One Hundred Thousand Dollars ($100,000.00). For purposes of this note, “Off Balance Sheet Liabilities” of Borrower shall mean (i) any repurchase obligation or liability of Borrower with respect to accounts or notes receivable sold by Borrower, (ii) any liability under any sale or leaseback transactions which do not create a liability on the consolidated balance sheet of Borrower, (iii) any liability under any financing lease or so-called “synthetic” lease transaction, or (iv) any other obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of Borrower, excluding leases that are not capitalized leases.
          (b) Maximum Outstanding Balance. At any time have a principal balance outstanding under this note, including all unpaid Advances and all accrued but unpaid interest, in excess of Eight Million, Three Hundred Twenty Thousand United States Dollars ($8,320,000).
          (c) BRS Purchase Agreement and Intercreditor Agreement. Breach or violate the terms arid provisions of: (i) the Purchase Agreement dated as of February 24, 2004 between Borrower, BRS-HCC Investment Co., Inc. and Bruckmann, Rosser, Sherrill & Co. II, L.P or (ii) the Intercreditor Agreement dated as of February 24, 2004 among Borrower and the other “Noteholders” identified therein.
     6. Default. Each of the following shall constitute an event of default (“Event of Default”) under this note:
          (a) Payment Default. Borrower fails to make any payment when due under this note.
          (b) Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this note.
          (c) Insolvency Event. The occurrence of an “Insolvency Event” as defined in the Intercreditor Agreement.
     7. Effect of an Event of Default. If any Event of Default shall occur, all commitments arid obligations of Lender under this note and the Intercreditor Agreement will immediately terminate (including any obligation to make further Advances or disbursements), and, at Lender’s option, all indebtedness (whether for principal, interest or otherwise, including without limitation interest accruing after such Event of Default) under this note shall become immediately due and payable, all without notice of any kind to Borrower. In addition, Lender shall have all of the rights and remedies available at law, in equity or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not effect Lender’s right to declare an Event of Default and to exercise its rights and remedies. All Advances shall be repaid under all circumstances without relief from any Indiana or other valuation and appraisement laws.
     8. Choice of Law. This Note shall in all respect be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of law principles.
     9. Enforcement Costs. Borrower shall reimburse Lender for all costs and expenses incurred by Lender in the enforcement of the obligations of Borrower under this note, and such costs and expenses shall constitute indebtedness under this note until paid.
     10. Prior Note Superseded and Canceled. This note supersedes that certain note between Lender and Borrower, in the amount of Eight Million, Three Hundred and Twenty

Thousand United States Dollars ($8,320,000) dated December 15, 2004 (the “Old Note”), which Old Note is hereby cancelled and all principal and interest outstanding under the Old Note shall be deemed to be outstanding under this note.

     In witness whereof, Maker has executed and delivered this note as of the day and year first above written.

HERITAGE-CRYSTAL CLEAN LLC
By:	/s/ Greg Ray

Greg Ray
Vice President Business Management